CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees of the Green Century Funds:

We consent to the use of our report dated September 29, 2017, with respect to the financial statements of Green Century Balanced Fund, Green Century Equity Fund, and Green Century MSCI International Index Fund (collectively the “Funds”), as of July 31, 2017, incorporated herein by reference and to the references to our firm under the headings “FINANCIAL HIGHLIGHTS” in the prospectus and “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” in the prospectus and statement of additional information.

/s/ KPMG LLP

Boston, Massachusetts

November 28, 2017